Exhibit 5

Waller Lansden Dortch & Davis, LLP
511 Union Street, Suite 2700	615.244.6380	main
P.O. Box 198966	615.244.6804	fax
Nashville, TN 37219-8966	wallerlaw.com

January 11, 2023

Harrow Health, Inc.

102 Woodmont Blvd., Suite 610

Nashville, Tennessee 37205

Re:	Harrow Health, Inc.

Ladies and Gentlemen:

In our capacity as special securities counsel to Harrow Health, Inc., a Delaware corporation (the “Company”), in connection with the issuance of $5,250,000 aggregate principal amount of the Company’s 11.875% Senior Notes due 2027 (the “Notes”), we have examined (i) the Registration Statement on Form S-3 (Registration No. 333-265244) filed by the Company under the Securities Act of 1933, as amended, which was declared effective by the Securities and Exchange Commission on June 6, 2022, and the related base prospectus contained therein (the “Prospectus”), (ii) the Prospectus Supplement, dated December 15, 2022 (the “Prospectus Supplement”), and (iii) the base Indenture, dated as of April 20, 2021 (the “Base Indenture”), between the Company and U.S. Bank Trust Company, National Association (as successor to U.S. Bank National Association) (the “Trustee”), as supplemented by a second supplemental indenture dated as of December 20, 2022 (the “Second Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). In this regard, we have examined and relied upon such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

We assume for purposes of this opinion that: the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; the Trustee is duly qualified to engage in activities contemplated by the Indenture; the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid and binding obligation of the Trustee enforceable against the Trustee in accordance with its terms; the Trustee is in compliance, with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

Based upon the foregoing, we are of the opinion that the Notes have been duly authorized by all necessary corporate action on the part of the Company and, when authenticated and delivered by the Trustee and issued by the Company in accordance with the terms of the Indenture and the Underwriting Agreement, dated December 15, 2022 (the “Underwriting Agreement”), by and between the Company and B. Riley Securities, Inc., as representative of the several underwriters listed on Schedule A to the Underwriting Agreement, and in the manner and on the terms described in the Prospectus and the Prospectus Supplement, the Notes will be valid and binding obligations of the Company enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to creditors’ rights or by general principles of equity.

Harrow Health, Inc.

The foregoing opinion is limited to matters arising under the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. We hereby consent to the filing of this opinion as an exhibit to the Company’s current report on Form 8-K and further consent to the reference to us under the caption “Legal Matters” in the Prospectus and the Prospectus Supplement. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Prospectus or the Prospectus Supplement under the provisions of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

Waller Lansden Dortch & Davis, LLP